Monarch Casino & Resort, Inc. Reports Fourth Quarter Net Revenue of $45.9 Million and Adjusted EBITDA of $9.5 Million

Provides Budget and Timeline for Monarch Black Hawk Expansion

RENO, NV -- (Marketwired - February 25, 2015) - Monarch Casino & Resort, Inc. (NASDAQ: MCRI) ("Monarch" or "the Company") today reported operating results for the fourth quarter and full year ended December 31, 2014, as summarized below:

($ amounts in thousands, except per share data)

                 Three Months Ended December  Twelve Months Ended December
                             31,                           31,
                ----------------------------  ----------------------------
                                   Increase/                     Increase/
                  2014     2013   (Decrease)    2014     2013   (Decrease)
                -------- -------- ----------  -------- -------- ----------
Net revenue (1) $ 45,859 $ 44,504        3.0% $187,767 $188,749       (0.5%)
Adjusted EBITDA
 (1)(2)            9,536    8,808        8.3%   43,475   48,489      (10.3%)
Net income (1)  $  3,811 $  2,059       85.1% $ 14,185 $ 17,961      (21.0%)
                ======== ======== ==========  ======== ======== ==========

Basic EPS       $   0.23 $   0.12       91.7% $   0.85 $   1.10      (22.7%)
Diluted EPS     $   0.22 $   0.12       83.3% $   0.83 $   1.06      (21.7%)

(1)  Commencing with the 2014 first quarter, the Company reports its operating segments on an aggregate basis rather than reporting results for each of its two facilities.
(2)  Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.

CEO Comment
John Farahi, Co-Chairman and Chief Executive Officer of Monarch, commented: "We ended 2014 on a strong note, with fourth quarter financial results reflecting healthy revenue performance at both Atlantis and Monarch Black Hawk. Despite higher year over year expenses due primarily to increased food and labor costs, the 3% rise in quarterly revenue drove an 8% increase in fourth quarter Adjusted EBITDA to $9.5 million, representing our strongest quarterly growth in 2014.

"Throughout the year, Reno saw a number of significant developments that we believe have positioned the region's economy for sustainable, long-term growth. We believe the city is in the midst of a major renaissance, led by Tesla's decision to invest billions in the local economy. This marquee development is now under construction and has served to further highlight the significant economic and lifestyle benefits that Reno has to offer to businesses. The Atlantis, Reno's premier casino resort, serves both the visitor and local markets and is favorably positioned to benefit from an anticipated expansion in regional economic activity and population growth.

"In addition to an environment that should drive long-term growth at our Reno operation, we are embarking on what we expect to be a transformational period for Monarch and our stockholders. Today we are excited to announce the budget and construction timeline for our expansion and conversion of Monarch Black Hawk into a full-scale casino resort which we expect will benefit from the Denver metropolitan area's strong economic environment and ultimately grow the Black Hawk market. The project will feature a hotel tower with approximately 500 rooms and will nearly double the size of the existing casino while adding three new restaurants and a new parking structure that will triple the total on-site parking from approximately 500 spaces to 1,500 spaces.

"One of the primary reasons we acquired Riviera Black Hawk in 2012 was our belief that, relative to other gaming markets, Black Hawk is significantly under-served by hotel rooms. By adding a quality casino hotel resort to the market, we believe that Monarch will have an opportunity to generate an attractive return on investment by driving both hotel and gaming revenues while contributing to the growth of the entire market. Lodging demand in Black Hawk significantly exceeds the market's current base of 988 hotel rooms. By way of comparison, the Black Hawk and Reno markets generate about the same amount of gross gaming revenue even though Reno, with more than 15,000 hotel rooms, has more than 15 times the room inventory of Black Hawk. Today, Monarch Black Hawk has no hotel rooms. We believe that adding new hotel rooms and other resort amenities will address pent-up demand, particularly with higher end players, expand the overall Black Hawk gaming market and be a substantial driver of Monarch Black Hawk's future financial performance.

"While we have considerable work ahead of us, today's announcement follows over two years of analysis and detailed design work to develop a comprehensive master plan for both the existing and new resort facilities. Our goal throughout the planning process was to maximize the entertainment and amenity value for our guests and the expected return on our investment. We also worked during this period with various local, state and federal agencies to secure substantially all of the required regulatory, zoning and other approvals needed to move forward.

"The ongoing expansion will be completed in three stages over the next three years. The first stage calls for the construction of a new parking structure on the land we acquired contiguous to the existing facility. We have already made solid progress on this stage, having finished the excavation and foundation, the work we believe to be the most challenging part of the process. We are out of the ground and expect to finish the new parking structure in late 2015.

"Second, upon completion of the new parking structure, we will raze the original parking structure to make room for the third stage, construction of the expanded casino and new hotel tower. We expect to complete the expanded casino and hotel tower in late 2017 and plan to open the casino expansion and new restaurants upon their completion while finishing construction of the upper hotel tower floors.

"The master plan also includes ongoing work to redesign and upgrade the existing facility to integrate the new hotel tower and expanded casino design to create an enhanced yet seamless guest experience. We have made substantial progress with the redesign, having completed the upgrade of the existing food and beverage operations and the first of a three-phase upgrade of the existing casino last August. We expect to open phase two to the public next month and the final phase in the third quarter of 2015. At that time, the redesign and upgrade of the existing casino will be complete and the number of slot machines on the floor will be reinstated to approximately 710, an increase of approximately 90 machines. Those 90 machines, representing 13% of the total slot count, have been temporarily removed from the casino floor to accommodate the ongoing construction work.

"During this redesign and upgrade work on the existing facility, we have successfully applied our Atlantis construction experience and expertise to minimize disruption to our Black Hawk guests and to mitigate adverse financial impact. In fact, after opening the first phase of the upgrade work last August, 2014 fourth quarter net revenue from Monarch Black Hawk increased compared to the 2013 fourth quarter, a quarter during which there was virtually no construction activity. We believe that the second and third phases of the upgrade work should bring similarly positive results as they open next month and in the third quarter of 2015, respectively.

"The total cost of the Monarch Black Hawk expansion, including the cost of the acquired land, new parking structure and hotel tower, is anticipated to be approximately $285-$295 million, of which $229-$234 million represents the expected cost to complete the hotel tower, expanded casino and additional restaurants. Through December 31, 2014, we have spent $21 million on the expansion leaving approximately $264-$274 million to spend. We expect to fund the remaining costs of the expansion from a combination of cash flow from operations and an increase in, or replacement of, our credit facility. Upon completion, we expect the upgraded and expanded Monarch Casino Black Hawk to become one of the premier regional casino resort destinations in the United States. Importantly, the project will also add scale to and diversify our business and grow our operating results, while expectantly generating an attractive return on invested capital for our stockholders."

Monarch Black Hawk Expansion
Today, the Company provided details regarding the budget and timeline for its planned expansion of Monarch Black Hawk in Black Hawk, Colorado, which it expects to complete in late 2017. Below is an overview of the expected cost and completion dates for the project. Amounts spent on the 'Existing Facility Upgrade' and 'Expansion' through December 31, 2014, were funded from operating cash flow:

                           -------------------------------------------------
                                        Total Spent
                                          Through                 Estimated
                                       December 31,   Left to    Completion
       $ in millions           Cost        2014        Spend        Date
                           ----------- ------------ ----------- ------------
I. Existing Facility
  Riviera Black Hawk
   Casino (1)                  $76          $76          -        Complete
  Existing Facility                                              Interior Q3
   Upgrade (2)(3)                                                   2015;
                                                                  Exterior
                            $34 - $36       $17      $17 - $19    2015-2016
                           ----------- ------------ -----------
    Total Existing
     Facility              $110 - $112      $93      $17 - $19
                           ----------- ------------ -----------

II. Expansion
  Acquired Land Parcels        $10          $10          -        Complete
  Parking Structure (3)     $38 - $41       $5       $33 - $36    Late 2015
  Hotel Tower & Casino (4) $229 - $234       -      $229 - $234   Late 2017
  Other (3)                  $8 - $10       $6        $2 - $4     2016-2017
                           ----------- ------------ -----------
    Total Expansion        $285 - $295      $21     $264 - $274
                           ----------- ------------ -----------
    Total Cost             $395 - $407     $114     $281 - $293
                           =========== ============ ===========

(1)  The Company paid $76.0 million cash or $69.2 million net of acquired working capital and NOLs when it acquired Riviera Black Hawk.
(2)  Includes upgrade to exterior of existing facility to match the design of the master planned expansion.
(3)  The Company expects to fund the amount left to spend primarily from operating cash flow and, to a lesser extent, from its credit facility.
(4)  The Company anticipates funding the hotel tower and casino expansion from a combination of operating cash flow and an expansion or replacement of its credit facility.

In April 2012, the Company purchased what is now known as Monarch Casino Black Hawk (previously the Riviera Black Hawk) for cash consideration of $76 million. Net of acquired working capital and the tax benefit from existing net operating loss carryforwards, the Company's total purchase price was $69.2 million. In the first full calendar year of operation following the acquisition of Monarch Black Hawk, the Company increased Adjusted EBITDA at the property by 60% to $16.5 million.

In October 2012, the Company began an extensive renovation and upgrade of Monarch Black Hawk. To-date, the Company has upgraded the property's food and beverage operations (including an all-new buffet) and completed the first phase of a three-phase renovation and upgrade of the existing casino floor (including a new front entrance and cabaret lounge). Monarch expects to complete phase two of the renovation next month and phase three in the third quarter of 2015. The Company's plans also call for the exterior of the existing facilities to be refinished to match the master planned expansion. The remaining cost of the upgrade and renovation is expected to be approximately $17-$19 million, all of which is expected to be funded from operating cash flow.

The excavation and foundation work for the facility's new parking structure has been completed. The 9-story parking structure will increase on-site parking from approximately 500 spaces to approximately 1,500 spaces and is anticipated to open in late 2015. Upon completion of the new parking structure, the existing parking structure will be razed to make room for the hotel tower. The remaining cost of the parking structure-related work is expected to be approximately $33-$36 million, which the Company expects to fund primarily from operating cash flow and, to a lesser extent, from its credit facility.

Monarch expects to begin construction of the new hotel tower and casino expansion in the second quarter of 2016. The new 23-story tower will nearly double the existing casino space and will include approximately 500 hotel rooms, an upscale spa and pool facility, three additional restaurants and additional bars. Tower floors will be opened as they are finished beginning with the casino expansion and additional restaurants, with the expected opening of the entire tower in late 2017 at a total cost of approximately $229-$234 million. The cost is expected to be financed through a combination of operating cash flow and an expansion or replacement of the Company's credit facility. The Company's current credit facility will mature in November 2016, and before that time, the Company expects to negotiate a new or amended credit facility with sufficient borrowing capacity to complete the expansion.

To view renderings of the project, please visit: http://MonarchCasino.com/MBHExpansion

Summary of 2014 Fourth Quarter Operating Results
Consolidated net revenue of $45.9 million grew 3.0% year over year, as improved results at both Monarch Black Hawk and Atlantis drove a 0.7% increase in total casino revenue.

The Company's food and beverage revenue increased 6.5% while hotel revenue rose 7.3% in the fourth quarter of 2014. Hotel revenue benefited from an increase in meeting business in Reno in the last quarter of the year.

The Company generated consolidated Adjusted EBITDA of $9.5 million in the fourth quarter of 2014, an increase of $0.7 million, or 8.3%, from the same period a year ago.

Casino operating expense as a percentage of casino revenue increased to 44.4% in the fourth quarter of 2014, compared to 42.8% in the fourth quarter of 2013 due primarily to higher salaries, wages and benefits and higher gaming taxes. Food and beverage operating expense as a percentage of food and beverage revenue increased to 42.4% from 40.7% in the 2013 fourth quarter due primarily to higher food commodity and labor costs. Hotel operating expense as a percentage of hotel revenue decreased to 28.0% for the fourth quarter of 2014 from 29.7% in the fourth quarter of 2013 due primarily to the higher hotel revenue.

Selling, general and administrative expense for the 2014 fourth quarter decreased to $13.1 million from $13.8 million in the 2013 fourth quarter due primarily to lower marketing, legal and repairs and maintenance expenses.

Depreciation expense in the fourth quarter of 2014 increased by $0.3 million from the prior year primarily due to the recognition of accelerated depreciation on the existing parking structure at Monarch Black Hawk in anticipation of its early removal from service as part of the master development plan.

Credit Facility
During the 2014 fourth quarter, the Company made net borrowings of $2.9 million, which increased the amount outstanding on its credit facility to $46.3 million at December 31, 2014. Capital expenditures of $8.7 million in the fourth quarter of 2014 primarily represent costs related to the Monarch Black Hawk master development plan and were funded from a combination of the Company's operating cash flows and credit facility borrowings.

Interest expense for the 2014 fourth quarter decreased to $0.3 million from $0.4 million in the fourth quarter of 2013 due to a lower interest rate driven by lower leverage and lower outstanding borrowings.

2015 Annual Stockholders' Meeting Date
The Company's 2015 Annual Meeting of Stockholders will be held on Tuesday, June 9, 2015 at 10:00am PDT at the Atlantis Casino Resort Spa, which is located at 3800 South Virginia Street in Reno, Nevada. The record date for stockholders entitled to vote at the Annual Meeting is April 16, 2015.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which are subject to change, including, but not limited to, comments relating to (i) future operating performance; (ii) economic and market conditions; (iii) plans, objectives and expectations regarding Atlantis and/or Monarch Black Hawk; and (iv) plans, costs, financing, construction, completion and opening timelines of redesigned and/or expanded facilities at Monarch Black Hawk. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. With respect to the Monarch Black Hawk master development plan and expansion project, important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues;
  access to available and reasonable financing on a timely basis, including the ability of the Company to expand or replace its credit facility on acceptable terms;
  changes in laws and regulations permitting expanded and other forms of gaming in our key markets; and
  the effects of local and national economic, credit and capital market conditions on the economy, in general, and on the gaming industry, in particular.

Additional information concerning potential factors that could affect all forward looking statements, including the Company's financial results is included in the Company's Securities and Exchange Commission filings, which are available on the Company's website at www.MonarchCasino.com.

Non-GAAP Financial Measures
Please see the separate Reconciliation of Adjusted EBITDA to Net Income (unaudited) below.

Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles), as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity. This item enables comparison of the Company's performance with the performance of other companies that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

About Monarch Casino & Resort, Inc.
Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada, and the Monarch Casino Black Hawk (formerly the Riviera Black Hawk Casino) in Black Hawk, Colorado, approximately 40 miles west of Denver. For additional information on Monarch, visit Monarch's website at www.MonarchCasino.com.

The Atlantis features approximately 61,000 square feet of casino space; 824 guest rooms; eight food outlets; two espresso and pastry bars; a 30,000 square foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 37 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room.

The Company acquired Monarch Black Hawk, the first casino encountered by visitors arriving from Denver on Highway 119, in April 2012. The property features approximately 32,000 square feet of casino space, approximately 710 slot machines (temporarily reduced to approximately 620 to accommodate redesign and upgrade work on the facility), 9 table games, a 250 seat buffet-style restaurant, a snack bar and a parking structure with approximately 500 spaces. Once completed, the Monarch Black Hawk expansion will nearly double the casino space and will add a 23 story hotel tower with approximately 500 guest rooms and suites, an upscale spa and pool facility, three restaurants, additional bars, a new parking structure and associated support facilities. The planned nine story parking structure will increase total parking on site from approximately 500 spaces to approximately 1,500 parking spaces.

- financial tables follow -

               MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF INCOME
                   (in thousands, except per share data)

                            Three months ended        Twelve months ended
                               December 31,              December 31,
                         ------------------------  ------------------------
                             2014         2013         2014         2013
                         -----------  -----------  -----------  -----------
                         (unaudited)  (unaudited)  (unaudited)
Revenues
  Casino                 $    35,324  $    35,091  $   145,134  $   149,916
  Food and beverage           13,271       12,465       52,314       49,642
  Hotel                        4,719        4,397       21,733       22,679
  Other                        2,907        2,589       10,394        9,680
                         -----------  -----------  -----------  -----------
    Gross revenues            56,221       54,542      229,575      231,917
  Less promotional
   allowances                (10,362)     (10,038)     (41,808)     (43,168)
                         -----------  -----------  -----------  -----------
    Net revenues              45,859       44,504      187,767      188,749
                         -----------  -----------  -----------  -----------

Operating expenses
  Casino                      15,701       15,016       61,583       59,646
  Food and beverage            5,629        5,075       21,410       20,077
  Hotel                        1,319        1,306        5,992        6,241
  Other                          891          878        3,545        3,260
  Selling, general and
   administrative             13,132       13,824       52,987       52,256
  Depreciation and
   amortization                4,320        4,066       17,824       16,638
  Loss on disposition of
   assets                         94          176          343          176
  Colorado ballot
   initiative costs               19            -        1,864            -
                         -----------  -----------  -----------  -----------
    Total operating
     expenses                 41,105       40,341      165,548      158,294
                         -----------  -----------  -----------  -----------

    Income from
     operations                4,754        4,163       22,219       30,455
                         -----------  -----------  -----------  -----------

Other expenses
  Interest expense              (288)        (367)      (1,104)      (1,860)
                         -----------  -----------  -----------  -----------
    Total other expenses        (288)        (367)      (1,104)      (1,860)
                         -----------  -----------  -----------  -----------

    Income before income
     taxes                     4,466        3,796       21,115       28,595
Provision for income
 taxes                          (655)      (1,737)      (6,930)     (10,634)
                         -----------  -----------  -----------  -----------
    Net income           $     3,811  $     2,059  $    14,185  $    17,961
                         ===========  ===========  ===========  ===========

Earnings per share of
 common stock
  Net income
    Basic                $      0.23  $      0.12  $      0.85  $      1.10
    Diluted              $      0.22  $      0.12  $      0.83  $      1.06

Weighted average number
 of common shares and
 potential common shares
 outstanding
    Basic                     16,806       16,474       16,734       16,302
    Diluted                   17,097       17,273       17,107       16,944

               MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
                        CONSOLIDATED BALANCE SHEETS
                       (in thousands, except shares)

                                                December 31,   December 31,
                                                    2014           2013
                                               -------------  -------------
ASSETS                                          (unaudited)
Current assets
  Cash and cash equivalents                    $      21,583  $      19,330
  Receivables, net                                     3,047          2,628
  Income taxes receivable                              1,139            608
  Inventories                                          2,846          2,675
  Prepaid expenses                                     4,021          2,830
  Deferred income taxes                                1,626          5,909
                                               -------------  -------------
    Total current assets                              34,262         33,980
                                               -------------  -------------
Property and equipment
  Land                                                29,415         28,680
  Land improvements                                    6,701          6,562
  Buildings                                          150,821        150,828
  Buildings improvements                              18,142         15,897
  Furniture and equipment                            125,671        134,425
  Construction in progress                            15,672          4,891
  Leasehold improvements                               1,347          1,347
                                               -------------  -------------
                                                     347,769        342,630
  Less accumulated depreciation and
   amortization                                     (167,498)      (166,993)
                                               -------------  -------------
    Net property and equipment                       180,271        175,637
                                               -------------  -------------
Other assets
  Goodwill                                            25,111         25,111
  Intangible assets, net                               7,366          8,531
  Deferred income taxes                                4,682            350
  Other assets, net                                      609            914
                                               -------------  -------------
    Total other assets                                37,768         34,906
                                               -------------  -------------
      Total assets                             $     252,301  $     244,523
                                               =============  =============
LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities
  Accounts payable                             $       7,933  $       8,666
  Construction accounts payable                        1,790              -
  Accrued expenses                                    19,327         18,177
                                               -------------  -------------
    Total current liabilities                         29,050         26,843
                                               -------------  -------------
Long - term debt                                      46,300         53,800
                                               -------------  -------------
    Total liabilities                                 75,350         80,643
                                               -------------  -------------
Stockholders' equity
  Preferred stock, $.01 par value, 10,000,000
   shares authorized; none issued                          -              -
  Common stock, $.01 par value, 30,000,000
   shares authorized; 19,096,300 shares
   issued; 16,812,794 outstanding at December
   31, 2014; 16,482,768 outstanding at
   December 31, 2013                                     191            191
  Additional paid-in capital                          22,985         30,926
  Treasury stock, 2,283,506 shares at December
   31, 2014; 2,613,532 shares at December 31,
   2013                                              (32,970)       (39,797)
  Retained earnings                                  186,745        172,560
                                               -------------  -------------
    Total stockholders' equity                       176,951        163,880
                                               -------------  -------------
    Total liabilities and stockholders' equity $     252,301  $     244,523
                                               =============  =============

               MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
               RECONCILIATIN OF ADJUSTED EBITDA TO NET INCOME
                          (in thousands, unaudited)

The following table sets forth a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, a GAAP financial measure:

                                  Three Months Ended    Twelve Months Ended
                                     December 31,          December 31,
                                 --------------------  --------------------
                                    2014       2013       2014       2013
                                 ---------  ---------  ---------  ---------
       Adjusted EBITDA (1)       $   9,536  $   8,808  $  43,475  $  48,489
Expenses:
  Stock based compensation            (349)      (403)    (1,225)    (1,220)
  Depreciation and amortization     (4,320)    (4,066)   (17,824)   (16,638)
  Colorado ballot initiative
   costs                               (19)         -     (1,864)         -
  Interest expense                    (288)      (367)    (1,104)    (1,860)
  Loss on disposition of assets        (94)      (176)      (343)      (176)
  Provision for income taxes          (655)    (1,737)    (6,930)   (10,634)
                                 ---------  ---------  ---------  ---------
    Net income                   $   3,811  $   2,059  $  14,185  $  17,961
                                 =========  =========  =========  =========

(1)  Adjusted EBITDA, a non-GAAP financial measure, consists of net income plus loss on disposal of assets, provision for income taxes, stock based compensation expense, other one-time charges, interest expense, depreciation and amortization less interest income, any benefit for income taxes and gain on disposal of assets. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity.
     This item enables comparison of the Company's performance with the performance of other companies that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

Contacts:
Ron Rowan
Chief Financial Officer
775/825-4700
rrowan@monarchcasino.com

Joseph Jaffoni, Richard Land, James Leahy
JCIR
212/835-8500
mcri@jcir.com